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                                                                      EXHIBIT 21

                         SUBSIDIARIES OF AAIPHARMA INC.

1.   aaiPharma LLC (Delaware)
2.   AAI International, Inc. (Delaware)
3.   Applied Analytical Industries Deutschland GmbH (Germany)
4. AAI Applied Analytical Industries Deutschland Verwaltungsgesellschaft mbH (Germany)
5.   AAI Applied Analytical Industries Deutschland GmbH & Co. KG (Germany)
6.   AAI Japan, Inc. (Delaware)
7.   AAI Technologies, Inc. (Delaware)
8.   AAI Properties, Inc. (North Carolina)
9.   Applied Analytical Industries Learning Center, Inc. (Delaware)
10.  Kansas City Analytical Services, Inc. (Kansas)
11.  AAI International Clinical Trials, Inc. (Massachusetts)
12.  Applied Analytical Industries Holdings Limited (Cayman Islands)